Exhibit 12.1

Statement Re Computation Of Ratios

This schedule contains financial information extracted from the Registrant's Financial Statements as of December 31, 2010 and 2009 and is qualified in its entirety by reference to such Financial Statements:

	December 31, 2010	December 31, 2009
Current Ratio:

The ratio of current assets divided by current liabilities -

Current assets (numerator)	$122,123	$207,205
Current liabilities (denominator)	0	12,958,463

Current ratio	N/A	.02:1

Working Capital:

Current Assets minus Current Liabilities

Current assets	$122,123	$207,205
Current liabilities	0	12,958,463

Working Capital	122,123	(12,751,258)